UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4,  2011

VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
2200 Corporate Blvd., N.W., Suite 401 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of November 4, 2011, the Board of Directors of Vicor Technologies, Inc. (the “Company”) appointed Jeffrey J. Langan to serve as a director of the Company. Mr. Langan will serve as a Class I Director and will stand for re-election at the 2011 Annual Meeting of Stockholders. In accordance with the Company’s Bylaws, Mr. Langan’s appointment was approved by the affirmative vote of a majority of the directors of the Company.

Mr. Langan has extensive experience in the medical and analytical device industries. Prior to his retirement in 2006, he had his own consulting firm specialized on working with start-up and small later phase companies to bring a sharper focus to their strategy and operations to facilitate funding. From 1999 until 2006 he was a Director of Cambridge Heart, Inc. (CAMH; NASDAQ), chaired the Audit Committee and served briefly as its President. He served as President and Chief Executive Officer of Nanosphere, Inc. (2003-2004) and Chief Executive Officer and Board Chairman of Nexigent (2001-2002). He has also been the President and Chief Operating Officer/Chief Executive Officer of IDEXX Laboratories Inc. (1997-1999) (IDXX; NASDAQ) and Thermedics Detection Inc. (1996-1997) (TDX; AMEX). Before that, Mr. Langan served as the General Manager for various global business units within Hewlett-Packard’s Medical and Chemical Analysis businesses. Mr. Langan is 66 years old and graduated from Villanova University with a BSME Magna Cum Laude. He received his MSME from Renesselaer Polytechnic Institute as well as an MBA from Harvard University’s School of Business. Mr. Langan is also a graduate of the Wharton Spencer Stuart Directors Institute.

Mr. Langan is an independent director, as determined by the NASDAQ National Marketing listing requirements. There are no relationships between the Company and Mr. Langan which require disclosure under Item 404(a) of Regulation SK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.

Date: November 10, 2011	By:	/s/ David H. Fater
David H. Fater
President and Chief Executive Officer